Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

March 31, 2021

Splunk Inc.

270 Brannan Street

San Francisco, California 94107

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Splunk Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 3,262,942 shares of your common stock, par value $0.001 per share (the “Shares”), to be issued under the 2012 Employee Stock Purchase Plan, as amended (the “2012 ESPP”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the 2012 ESPP.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2012 ESPP and pursuant to the agreements that accompany the 2012 ESPP, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation

AUSTIN    BEIJING     BOSTON    BRUSSELS    HONG KONG      LONDON      LOS ANGELES    NEW YORK
PALO ALTO    SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI     WASHINGTON, DC    WILMINGTON, DE